SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                FORM 8-K


                             Current Report

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported) May 21, 1998



                      BUTLER NATIONAL CORPORATION
         (Exact name of Registrant as specified in its charter)

     Delaware                    0-1678                       41-0834293
(State of incorporation) (Commission File Number)       (I.R.S. Employer
                                                          Identification No.)



            11920 West 161st Street, Olathe, Kansas  66062
            (Address of Principal Executive Office)(Zip Code)

    Registrant's telephone number, including area code:  (913) 780-9595

  Former Name, former address and former fiscal year if changed since last report:



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Item 9.  Sales of Equity Securities Pursuant to Regulation S.

          On May 21, 1998, the Company reported the status of the $1,000 Series B 6% Cumulative Convertible Preferred Stock since March 5, 1998. The Company issued 742,452 shares of commons stock, $.01 par value, for $335,000 face value of the $1,000 Series B 6% Preferred Stock. The shares were issued to accredited investors. The transactions were executed in reliance upon the exemption from registration afforded by Regulation S as promulgated by the Securities and Exchange Commission, under the Securities Act of 1933, as amended.


Item 5.  Other Events.

     Discontinued Operations of Distribution Subsidiary, RF, Inc.

           As previously reported, the Company, since January 1998, has been in the process of discontinuing the operations of its distribution subsidiary, RF, Inc. On May 13, 1998, under the direction of one creditor attempting to improve its position, a petition for involuntary bankruptcy was filed and approved by the court. RF, Inc. immediately converted the proceedings to Chapter 11 of the bankruptcy code. RF, Inc. plans to continue to wrap up its affairs under the guidance of the court. As reported for many years, all the assets of RF, Inc. are pledged as security for a bank loan. The Company believes that RF, Inc.'s plan satisfies and is acceptable to all remaining creditors. The Company believes that the wrap up of RF, Inc. does not impact the other operations of the Company.


     Notification by NASDAQ

           The Company received a notification from NASDAQ that its common shares trading under the symbol "BUKS" has failed to maintain a closing bid price of $1.00 or more for the previous 30 trading days. As a result, the Company's stock trading on the NASDAQ small cap market could be subject to delisting as of August 6, 1998, if the stock does not maintain a closing bid price of $1.00 or more for ten consecutive trading days before that date. The Board of Directors is determined to avoid the possible delisting and is considering possible alternative plans of action. With the exception of the closing bid price requirement, the Company believes that it meets all the other NASDAQ listing requirements including total assets, shareholder equity, outstanding shares, etc.


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                                 Signatures


Pursuant to the requirements of the Securities & Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto authorized.

Butler National Corporation
     (Registrant)


May 21, 1998                          /S/Clark D. Stewart
  (Date)                              Clark D. Stewart, President
                                      and Chief Executive Officer


May 21, 1998                          /S/Edward J. Matukewicz
  (Date)                              Edward J. Matukewicz, Treasurer
                                      and Chief Financial Officer